Exhibit 99.1

Harvard Apparatus Regenerative Technology Announces First Patient Treated with Cellspan Esophageal Implant at Mayo Clinic

Holliston, MA – April 27, 2026 – Harvard Apparatus Regenerative Technology, Inc. (OTCQB: HRGN) (“Harvard Apparatus Regenerative Technology” or the “Company”), a clinical-stage biotechnology company developing the technology to regenerate organs inside the body to treat severe diseases, today announced that the first patient has been treated with its Cellspan™ Esophageal Implant (CEI) in the Company’s Phase 1 feasibility and safety clinical trial conducted at the Mayo Clinic in Rochester, Minnesota. This milestone represents a significant advancement in the Company’s clinical program and marks an important step toward offering patients a novel regenerative solution for esophageal disease.

Life-Threatening esophageal disease, including severe strictures, represents a significant unmet medical need. Current treatment options are limited and often involve highly invasive procedures with substantial morbidity. The Cellspan Esophageal Implant is designed to leverage the patient’s own regenerative capacity, offering a potential alternative to conventional surgical reconstruction.

Clinical Trial Overview

●	The Company’s Phase 1 clinical trial is a feasibility and safety study in up to ten patients under an FDA-approved IND.

●	We activated three clinical trial sites, the Mayo Clinic, the University of Michigan Medical Center and the University of Southern California in Los Angeles.

●	The primary endpoint of the ongoing trial is the establishment of a continuous biological neoconduit, or tube, by three months post-surgery.

●	One of the secondary endpoints will be the development of a mucosal lining in the esophagus by twelve months post-surgery.

About the Cellspan™ Esophageal Implant (CEI) CellSpan™ Esophageal Implant (CEI) is a combination product. It consists of a modified polyurethane tubular CellFrame™ mesh scaffold with direct delivery of live autologous adipose derived Mesenchymal Stromal Cells to the esophagus. The CEI provides temporary support during the initial tissue growth phase, and the scaffold is removed endoscopically at 21–42 days post implant.

“This is a defining moment for Harvard Apparatus Regenerative Technology and for the broader field of regenerative medicine. Treating the first patient with our Cellspan Esophageal Implant at one of the world’s most prestigious medical institutions validates the years of scientific rigor, clinical preparation, and dedication that our entire organization has invested in this program. We are deeply grateful to the patient, the clinical team at Mayo Clinic, and all of our partners who have supported us on this journey. We look forward to progressing this trial and bringing this innovative therapy to patients in need,” commented Jerry He, Chief Executive Officer of Harvard Apparatus Regenerative Technology.

“Executing the first patient implant required extraordinary coordination across clinical, manufacturing, quality, and logistics functions, and I am proud of the exceptional performance of our operations team in delivering the Cellspan Esophageal Implant to meet the highest standards of quality and safety,” commented Sean Hu, Vice President of Business Development and Operations.

The Company extends its sincere appreciation to IQVIA Biotech for their exceptional project management, site activation support, and cross-functional coordination throughout this Phase 1 clinical trial. From study start-up through first patient treatment, IQVIA Biotech's dedicated team ensured seamless site readiness, protocol adherence, and operational execution, playing an integral role in bringing this clinical milestone to completion on time and to the highest standards of quality.

Harvard Apparatus Regenerative Technology also extends its deepest appreciation to the entire clinical and research team at the Mayo Clinic for their professionalism, dedication, and collaborative spirit in bringing this milestone to fruition. The Company looks forward to continuing this important partnership as the program advances.

About Harvard Apparatus Regenerative Technology, Inc.

We are a clinical-stage biotechnology company developing regenerative-medicine treatments for disorders of the gastro-intestinal system and other organs resulting from cancer, trauma or birth defects. Our technology is based on our proprietary cell-therapy platform that uses a patient’s own stem cells to regenerate and restore function to damaged organs. We believe that our technology represents a next-generation solution for restoring organ function because it allows the patient to regenerate their own organ, thus eliminating the need for human donor or animal transplants, the sacrifice of another of the patient’s own organs or permanent artificial implants.

We conducted the world’s first successful regeneration of the esophagus in a patient with esophageal cancer in August 2017. This surgery was performed by Dr. Dennis Wigle, Chair of Thoracic Surgery at the Mayo Clinic. The results were published in the Journal of Thoracic Oncology Clinical and Research Reports in August 2021.

HRGN has 13 issued U.S. patents, 2 issued in China, 1 issued in Japan, 2 issued in Europe, 2 U.S. orphan-drug designations which can provide seven years of market exclusivity in the US market after market approval from the FDA and 1 EMA orphan drug designation, which can provide ten years of market exclusivity in the European market after market approval from the EMA.

For more information, please visit www.hregen.com and connect with the Company on LinkedIn.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include, but are not limited to, statements relating to the capabilities and performance of our products and product candidates; development expectations and regulatory approval of any of the Company’s products by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; and success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements.

Investor Relations Contact

Joseph Damasio

Chief Financial Officer

774-233-7330

jdamasio@hregen.com